Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

September 28, 2017

Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790

Ladies and Gentlemen:

We have acted as counsel to Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s registration pursuant to a registration statement filed on September 15, 2017 as a post-effective amendment No. 1 to Form S-1 on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (i) by the Company from time to time pursuant to Rule 415 under the Securities Act of common stock, $0.001 par value per share, of the Company (the “Common Stock”) underlying listed warrants (“Listed Warrants”) of the Company and previously registered under the Company’s registration statement on Form S-1 (File No. 333-199121) and (ii) by selling warrant holders of Common Stock underlying certain warrants (“Selling Holders Warrants”). The Listed Warrants and Selling Holders Warrants (together, the “Warrants”) are described in the prospectus (the “Prospectus”) contained in the Registration Statement. The Common Stock will be issued upon the exercise of the Warrants. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and the By-laws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

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www.pepperlaw.com

Applied DNA Sciences, Inc.

September 28, 2017

Based on the foregoing, we are of the opinion that the Common Stock when duly issued and sold in accordance with the terms of the Warrants and assuming compliance with the Securities Act, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of New York, the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and applicable federal laws of the United States of America and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the references to Pepper Hamilton LLP under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP